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                                                                       EXHIBIT 4

                                T/R SYSTEMS, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

1.       Purpose

         The T/R Systems, Inc. 2000 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of T/R Systems, Inc. (the "Company") and such other companies, whether or not currently in existence or currently affiliated with the Company ("Participating Companies"), as the Board of Directors of the Company (the "Board") or the Committee (as defined below) shall from time to time designate, with a convenient method of becoming shareholders of the Company; provided that each such Participating Company shall qualify as a "parent corporation" or "subsidiary corporation" (a "Corporate Affiliate"), as defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code"), on the first day of the relevant Offering Period (as such term is defined in Section 5). It is further intended that the Plan shall qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

2.       Administration

         (a) Administrative Body. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board. The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan. The Committee may delegate any of its duties and responsibilities under the Plan.

         (b)      Rule 16b-3 Limitations. Notwithstanding the provisions of
Section 2(a), in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3.

3.       Effective Date and Term of Plan

         (a) Effective Date; Approval of Shareholders. The Plan shall take effect upon adoption by the Board; provided, however, that any purchase rights and purchases under the Plan shall be null and void unless the Plan is approved by a vote of the holders of a majority of the total number of outstanding shares of the common stock of the Company ("Common Stock") present in person or by proxy at a meeting at which a quorum representing a majority of the outstanding Common Stock is present in person or by proxy, which approval must occur within the period of 12 months after the date the Plan is adopted by the Board.

         (b) Termination of Plan. The Plan shall continue in effect until the date on which all shares of Common Stock available for issuance under the Plan shall have been issued unless earlier terminated pursuant to Section 4(b) or 10.

4.       Stock Subject to the Plan

         (a) Number of Shares. The stock subject to the Plan shall be shares of Common Stock which are authorized but unissued or which have been reacquired by the Company. In connection with the sale of shares of Common Stock under the Plan, the Company may repurchase shares of Common Stock in the open market. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 200,000 shares (subject to further adjustment thereafter as provided in Section 4(b)).


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         (b)      Adjustment. If any change is made in the Common Stock subject to the Plan, or subject to any purchase right granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, spin-off, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Committee may make appropriate adjustments as to (i) the class and maximum number of shares subject to the Plan, (ii) the class and maximum number of shares purchasable by each participant per Offering Period and (iii) the class and number of shares and price per share of stock subject to outstanding purchase rights, in order to prevent the dilution or enlargement of benefits thereunder. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding purchase rights under this Plan such alternate consideration as it, in good faith, may determine to be equitable in the circumstances.

5.       Offering Periods

         (a) Terms of Offering Period. Common Stock shall be offered for purchase under the Plan through a series of successive offering periods ("Offering Periods") until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Section 4(b) or 10. The Committee shall determine, in its discretion, the length of each Offering Period, provided that no Offering Period shall have a term exceeding 27 months.

         (b) Initial Offering Periods. The initial Offering Period under the Plan shall begin on August 1, 2000 and shall end on January 31, 2001. Unless the Committee otherwise determines, subsequent Offering Periods shall be for a period of six calendar months, commencing on each August 1 and February 1 during the term of the Plan.

         (c) Purchase Rights. Each participant shall be granted a separate purchase right for each Offering Period in which the individual participates. The purchase right shall be granted on the first day of such Offering Period and shall be automatically exercised on the last day of the Offering Period.

6.       Eligibility and Participation

         (a) General Rules. Each employee of the Company or any of the Participating Companies whose customary employment with the Company or any Participating Company is at least five (5) months per calendar year and who has not less than three (3) months of service with the Company or any Participating Company shall be an eligible employee. An employee may participate in an Offering Period if the employee is an eligible employee on the first day of the Offering Period. Eligible employees may become participants with respect to an Offering Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time prior to the first day of that Offering Period as the Committee may specify.

         (b) Five Percent Owner. Under no circumstances shall purchase rights be granted under the Plan to any employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

7.       Purchase Rights

         Purchase rights shall be evidenced by instruments in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:

         (a) Purchase Price. The purchase price ("Purchase Price") per share of each share of Common Stock purchased on any date within an Offering Period shall be the lower of (i) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the first day of the Offering Period and (ii) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the purchase date.

         (b) Fair Market Value. For purposes of the Plan, the fair market value per share of the Company's Common Stock on any day shall be the closing price on that date as reported by the National Association of Securities Dealers on the Nasdaq National Market, or on the next regular business date on which shares of the


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Common Stock are traded in the event that no shares of the Common Stock have been traded on the relevant day. If the Nasdaq National Market shall cease to be the primary exchange or market for the Company's Common Stock, fair market value shall be determined based on the closing price (or, if not available, the mean between the high and low selling or bid and asked prices) as reported for the exchange or market that the Committee determines to be the primary market for such Common Stock.

         (c) Payroll Deductions. Payment for Common Stock under the Plan shall be effected by means of the participant's authorized payroll deductions or such other means as the Committee may authorize. Such deductions shall begin with the first pay day following the commencement of the Offering Period and shall (unless sooner terminated by the participant) remain in effect throughout that Offering Period. No interest shall accrue on any amounts withheld from a participant's compensation or otherwise held in an account established for a participant. The Committee may permit participants to elect payroll deductions pursuant to one or either of the following methods:

                  (i) Flat Dollar Amount. A participant may elect an amount, per biweekly payroll check, to be contributed to the Plan, that is, on an annualized basis, not in excess of ten percent (10%) of his or her compensation (as defined below). The minimum contribution is $20 per payroll check.

                  (ii) Percentage of Compensation. A participant may elect a percentage of the participant's compensation paid during the Offering Period, in one percent (1%) increments (not to exceed ten percent (10%)), to be contributed to the Plan. Compensation for this purpose means the participant's total compensation, which includes regular base earnings paid by the Company or a Participating Company, sales commissions, overtime and elective contributions that are not includible in income under Sections 125 and 401(k) of the Code, or any other definition of compensation that complies with the requirements of
         Section 423(b)(5) of the Code.

         (d) Number of Shares. On the first day of any Offering Period, the Company shall be deemed to have granted under this Plan to the participant an option for as many full shares of Common Stock as he or she will be able to purchase with the payroll deductions credited to his or her account during the Offering Period. The maximum number of shares of Common Stock which can be purchased by any one participant during any Offering Period shall not exceed 500 shares of Common Stock.

         (e) Termination of or Changes to Payroll Deductions. A participant may terminate payroll deductions at any time by filing the appropriate form with the Committee. Such termination shall become effective as soon as administratively practicable following the receipt of such form. Any payroll deductions previously collected from the participant and not previously applied to the purchase of Common Stock during that Offering Period shall be refunded to the participant as soon as practicable. Termination of payroll deductions in a given Offering Period will not affect the participant's ability to participate in any subsequent Offering Period. Prior to the commencement of any new Offering Period, a participant may resume, increase or decrease payroll deductions by filing the appropriate form with the Committee. The new payroll deduction shall become effective on the first day of the first Offering Period following the receipt of such form.

         (f) Termination of Employment. If a participant ceases to be employed by the Company or a Participating Company for any reason, including death or disability, prior to the end of an Offering Period, the participant's purchase right shall terminate, and any payroll deductions previously collected from the participant and not previously applied to the purchase of Common Stock during that Offering Period shall be paid to the participant or the participant's personal representative as soon as practicable. The Committee may provide, on a uniform basis with respect to any Offering Period, that an employee who is on a leave of absence shall be deemed to have terminated employment after a specified period.

         (g) Proration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date in accordance with the terms of the Plan exceeds the number of shares of Common Stock then remaining available under the Plan (after deduction of all shares of Common Stock for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.


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         (h)      Exercise. Each purchase right shall be exercised automatically on the purchase date for the number of whole shares of Common Stock purchasable with the amount in a participant's account, unless the purchase right has been previously terminated pursuant to Section 7(e) or 7(f). No fractional shares may be purchased under the Plan. Any cash remaining in a participant's account after the purchase date shall be promptly refunded to the participant.

         (i) Assignment. Subject to Section 8, purchase rights under the Plan shall not be assignable or transferable by the participant other than by will or by the laws of descent and distribution and during the life of the participant shall be exercisable only by the participant.

         (j) Rights as Stockholder. A participant shall have no rights as a stockholder with respect to shares of Common Stock covered by any purchase right granted under the Plan until the purchase right is exercised. Except as provided for in Section 4(b), no adjustments shall be made for dividends or other rights for which the record date is prior to the date of exercise.

         (k) Accrual Limitations. No purchase right shall permit the rights of a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or a Corporate Affiliate to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time. For Offering Periods of less than one year, the Committee may, by uniform Rule applicable to each participant, limit the accrual rate to a pro-rata portion of such $25,000.

         (l) Regulatory Approval. The implementation of the Plan, the granting of any purchase right under the Plan, and the issuance of Common Stock upon the exercise of any such purchase right shall be subject to the Company's compliance with all applicable requirements of the Securities Act of 1933, all applicable listing requirements of any securities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

         (m) Other Provisions. Instruments evidencing purchase rights may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

8.       Designation of Beneficiary

         A participant may file a written designation of a beneficiary who is to receive shares of Common Stock and cash, if any, credited on behalf of the participant under the Plan in the event of such participant's death. Such designation of beneficiary may be changed by the participant at any time by filing the appropriate form with the Committee. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company shall deliver such shares of Common Stock and/or cash to the participant's spouse or if no spouse is living, to the children of the participant in equal shares.

9.       Corporate Transactions

         The grant of purchase rights under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10.      Amendment and Termination

         The Board may from time to time alter, amend, suspend, or discontinue the Plan with respect to any shares of Common Stock at any time not subject to purchase rights; provided, however, that no such action of the Board may, without the approval of stockholders of the Company, (i) increase the number of shares of Common Stock subject to the Plan (unless necessary to effect the adjustments required under Section 4(b)) or (ii) make any other


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change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards or with respect to which stockholder approval is required in order to maintain the Plan's status as an "employee stock purchase plan" under Section 423 of the Code.


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